UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2008
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC		27105 (Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (336) 519-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
Exhibit 99.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On September 23, 2008, Charles W. Coker notified Hanesbrands Inc. (“Hanesbrands”) that he will retire as a member of the Board of Directors of Hanesbrands, effective December 8, 2008. Mr. Coker is not retiring because of any disagreement with Hanesbrands known to an executive officer of Hanesbrands.
     On September 23, 2008, the Board of Directors elected Ann E. Ziegler to fill the vacancy created by Mr. Coker’s retirement. The election of Ms. Ziegler is effective December 8, 2008, and she will serve until the next annual meeting of stockholders of Hanesbrands and until her successor is elected and qualifies, or until her earlier resignation or removal. Ms. Ziegler has not been named, and is not expected at this time to be named, to any committee of the Board.
     Hanesbrands is not aware of any transaction with Ms. Ziegler that would require disclosure under Item 404(a) of Regulation S-K. Ms. Ziegler will receive compensation for serving as a member of the Board of Directors consistent with the compensation arrangements for directors described in Hanesbrands’ 2008 proxy statement.
     Also on September 23, 2008, the Board of Directors elected Richard A. Noll, who currently serves as Chief Executive Officer of the Corporation, to also serve as Chairman of the Board of the Corporation, effective as of January 1, 2009. Lee A. Chaden, who currently serves as Chairman of the Board, will remain a member of the Board.
     In addition, the Board of Directors created the new position of Lead Director, to replace the current position of Presiding Director. Effective January 1, 2009, J. Patrick Mulcahy, who currently serves at the Presiding Director, will assume the position of Lead Director.
     A press release issued by Hanesbrands regarding these matters is furnished as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit 99.1	Press release dated September 29, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 29, 2008		HANESBRANDS INC.
	By:	/s/ Joia M. Johnson
Joia M. Johnson
Executive Vice President, General Counsel and Corporate Secretary

Exhibits
99.1	Press release dated September 29, 2008